FOR IMMEDIATE RELEASE                                     Contact:Kent A. McKee
Memphis, TN--February 5, 2009                                   (901) 753-3208

                        MUELLER INDUSTRIES, INC. REPORTS
                    FOURTH QUARTER AND FISCAL 2008 EARNINGS

     Harvey L. Karp, Chairman of Mueller Industries, Inc. (NYSE: MLI), announced today that Mueller's net income for the fiscal year ended December 27, 2008 was $80.8 million, or $2.17 per diluted share, which compares with $115.5 million, or $3.10 per diluted share, for 2007. Net sales for 2008 were $2.56 billion compared with $2.70 billion in 2007.

     For the fourth quarter of 2008, the Company's net income was $7.8 million, or 21 cents per diluted share, on net sales of $435.4 million. This compares with net income of $28.8 million, or 78 cents per diluted share, on net sales of $621.7 million for the fourth quarter of 2007. During the fourth quarter of 2008, the Company recognized several special items that, in aggregate, decreased net income by $2.0 million, or 5 cents per diluted share. The special items are described below.

Financial and Operating Highlights

     Mr. Karp said:

     - "The reduction in net sales was primarily due to lower unit shipments as well as the lower average cost of copper, the Company's principal raw material, which is generally passed through to customers by changes in selling prices. The price of copper was volatile during 2008 and declined substantially during the fourth quarter; the Comex average price of copper during the fourth quarter was $1.75 per pound in 2008 versus $3.25 in 2007.

     - "Cash provided by operating activities was $180.9 million in 2008 compared with $185.8 million during 2007.

     - "For the full year, our Plumbing & Refrigeration segment posted operating earnings of $106.8 million on net sales of $1.40 billion which compares with operating earnings of $178.4 million on net sales of $1.57 billion in 2007. Operating earnings decreased primarily due to lower shipment volumes and higher per unit conversion costs on lower production volumes.

     - "Our OEM segment posted operating earnings of $45.3 million during the year on net sales of $1.18 billion, which compares with operating earnings of $38.2 million on net sales of $1.14 billion for 2007. Weak demand in the later part of the year reduced shipments.

     - "Our current ratio remains strong at 3.7 to 1 and our working capital is $553.2 million, of which over $275 million is cash on hand.

     - "As of year end, our financial leverage was modest with a debt to total capitalization ratio of 20.7 percent. During 2008, we purchased approximately $149.0 million of our outstanding 6% Subordinated Debentures at discounts off of face value. Gains attributable to these repurchases totaled $19.1 million in the fourth quarter and $21.6 million for the year.

     - "The special items referred to above are: (i) an impairment charge totaling $18.0 million to reduce the carrying value of goodwill, (ii) additional environmental provisions of $15.0 million pertaining to estimated environmental settlements and obligations, (iii) a nontaxable gain of $19.1 million related to the repurchase of debentures, (iv) LIFO income of $14.9 million due to reduction of the quantities of LIFO inventory, and (v) a charge of $4.9 million to write-down certain inventories to the lower-of-cost-or-market that resulted from falling copper and other metal prices. The goodwill impairment is an estimate that will be adjusted after valuation procedures, including third party valuations, are completed as required by generally accepted accounting principles.

     - "Our return on average equity was 11.5 percent for 2008 which compares with 17.8 percent for 2007.

     - "Total stockholders' equity was $700.7 million which equates to a book value per share of $18.86 of which $7.51 per share is in cash. Stockholders' equity was reduced by the impact of foreign currency translations of our operations based in Mexico and the United Kingdom as their respective currencies declined in value relative to the U.S. dollar during the quarter.

     - "Capital expenditures during 2008 totaled $22.3 million and capital expenditures in 2009 are expected to be between $20 million and $25 million.

     - "Late in the year, our European copper tube operation was damaged by fire. Production was curtailed for approximately four weeks to make the necessary temporary repairs. Certain production equipment and portions of the building structures were extensively damaged requiring further assessment which is underway; rehabilitation alternatives are also being evaluated. The total value of the loss, including business interruption, cannot be determined at this time but is expected to be covered by our property insurance."

Business Outlook for 2009

     Regarding the outlook for 2009, Mr. Karp said, "Mueller's operating results for 2008 were gratifying, considering the state of the U.S. economy and the decline in global markets. We are now in the second year of a recession which appears likely to be the longest downturn since World War II.

     "Mueller's strategy for 2009 is to promptly readjust our operations to the on-going flow of business. We see many opportunities to improve our operations and reduce costs. It is our objective to emerge from the current economic malaise a stronger, more efficient and lower-cost competitor.

     "Our strong balance sheet will enable us to fund our capital improvement programs from internal sources. We are also investigating acquisition opportunities which are directly related to our core business capabilities. We have always been cautious in evaluating acquisition candidates, and we will continue to do so."

     Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, Great Britain, and China. Mueller's business is importantly linked to: (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market which includes office buildings, factories, hotels, hospitals, etc.

                             +++++++++++++++++++++++

     Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings. The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

                            MUELLER INDUSTRIES, INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                     (In thousands, except per share data)

                                                                       For the Quarter Ended              For the Year Ended
                                                                   -----------------------------     -----------------------------
                                                                   December 27,     December 29,     December 27,     December 29,
                                                                       2008             2007             2008             2007
                                                                   ------------     ------------     ------------     ------------
                                                                            (Unaudited)                       (Unaudited)

Net sales                                                          $    435,373     $    621,734     $  2,558,448     $  2,697,845

Cost of goods sold                                                      371,648          523,381        2,233,123        2,324,924
Depreciation and amortization                                            10,828           10,299           44,345           44,153
Selling, general, and administrative expense                             28,301           33,140          136,884          143,284
Copper litigation settlement                                                  -              (28)               -           (8,893)
Impairment charge                                                        18,000            2,756           18,000            2,756
                                                                   ------------     ------------     ------------     ------------
Operating income                                                          6,596           52,186          126,096          191,621

Interest expense                                                         (3,295)          (5,504)         (19,050)         (22,071)
Other income, net                                                         4,813            2,793           12,100           13,731
                                                                   ------------     ------------     ------------     ------------
Income before income taxes                                                8,114           49,475          119,146          183,281
Income tax expense                                                         (340)         (20,635)         (38,332)         (67,806)
                                                                   ------------     ------------     ------------     ------------
Net income                                                         $      7,774     $     28,840     $     80,814     $    115,475
                                                                   ============     ============     ============     ============

Weighted average shares for basic earnings per share                     37,142           37,079           37,123           37,060
Effect of dilutive stock options                                             28               95              186              163
                                                                   ------------     ------------     ------------     ------------

Adjusted weighted average shares for diluted earnings per share          37,170           37,174           37,309           37,223
                                                                   ------------     ------------     ------------     ------------

Basic earnings per share                                           $       0.21     $       0.78     $       2.18     $       3.12
                                                                   ============     ============     ============     ============

Diluted earnings per share                                         $       0.21     $       0.78     $       2.17     $       3.10
                                                                   ============     ============     ============     ============

Summary Segment Data:
---------------------
Net sales:
  Plumbing & Refrigeration segment                                 $    241,069     $    349,228     $  1,400,682     $  1,572,565
  OEM segment                                                           197,227          276,249        1,176,892        1,144,302
  Elimination of intersegment sales                                      (2,923)          (3,743)         (19,126)         (19,022)
                                                                   ------------     ------------     ------------     ------------
Net sales                                                          $    435,373     $    621,734     $  2,558,448     $  2,697,845
                                                                   ============     ============     ============     ============

Operating income (loss):
  Plumbing & Refrigeration segment                                 $     20,882     $     47,507     $    106,785     $    178,367
  OEM segment                                                            (9,902)           9,113           45,278           38,215
  Unallocated expenses                                                   (4,384)          (4,434)         (25,967)         (24,961)
                                                                   ------------     ------------     ------------     ------------
Operating income                                                   $      6,596     $     52,186     $    126,096     $    191,621
                                                                   ============     ============     ============     ============

                            MUELLER INDUSTRIES, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                   December 27,     December 29,
                                                                       2008             2007
                                                                   ------------     ------------
                                                                            (Unaudited)
ASSETS
Cash and cash equivalents                                          $    278,860     $    308,618
Accounts receivable, net                                                219,035          323,003
Inventories                                                             210,609          269,032
Other current assets                                                     46,322           39,694
                                                                   ------------     ------------
  Total current assets                                                  754,826          940,347

Property, plant, and equipment, net                                     276,927          308,383
Other assets                                                            151,160          200,474
                                                                   ------------     ------------

                                                                   $  1,182,913     $  1,449,204
                                                                   ============     ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt                                  $     24,184     $     72,743
Accounts payable                                                         63,732          140,497
Other current liabilities                                               113,668          121,813
                                                                   ------------     ------------
  Total current liabilities                                             201,584          335,053

Long-term debt                                                          158,726          281,738
Pension and postretirement liabilities                                   38,452           36,071
Environmental reserves                                                   23,248            8,897
Deferred income taxes                                                    33,940           52,156
Other noncurrent liabilities                                              1,698            2,029
                                                                   ------------     ------------

  Total liabilities                                                     457,648          715,944

Minority interest in subsidiary                                          24,582           22,765

Stockholders' equity                                                    700,683          710,495
                                                                   ------------     ------------

                                                                   $  1,182,913     $  1,449,204
                                                                   ============     ============

                            MUELLER INDUSTRIES, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                        For the Year Ended
                                                                   -----------------------------
                                                                   December 27,     December 29,
                                                                       2008             2007
                                                                   ------------     ------------
                                                                            (Unaudited)
Operating activities:
Net income                                                         $     80,814     $    115,475
Reconciliation of net income to net cash provided by
  operating activities:
    Depreciation and amortization                                        44,884           44,477
    Gain on early retirement of debt                                    (21,575)               -
    Deferred income taxes                                                (4,465)           3,094
    Stock-based compensation expense                                      2,915            2,737
    Loss (gain) on disposal of properties                                   598           (2,468)
    Minority interest in subsidiary, net of dividends received            1,796             (781)
    Income tax benefit from exercise of stock options                       (92)             (73)
    Impairment charge                                                    18,000            2,756
    Changes in assets and liabilities, net of business acquired:
      Receivables                                                        91,705           (8,114)
      Inventories                                                        44,591           20,411
      Other assets                                                       (7,855)          (4,120)
      Current liabilities                                               (84,584)          12,704
      Other liabilities                                                  12,741            1,809
      Other, net                                                          1,459           (2,063)
                                                                   ------------     ------------

Net cash provided by operating activities                               180,932          185,844
                                                                   ------------     ------------

Investing activities:
Capital expenditures                                                    (22,261)         (29,870)
Proceeds from sales of properties                                            81            3,809
Business acquired, net of cash received                                       -          (32,243)
Net deposits into restricted cash balances                               (6,117)          (4,194)
                                                                   ------------     ------------

Net cash used in investing activities                                   (28,297)         (62,498)
                                                                   ------------     ------------

Financing activities:
Repayments of long-term debt                                           (126,877)         (18,765)
Dividends paid                                                          (14,847)         (14,825)
Issuance of shares under incentive stock option plans
  from treasury                                                           1,167            1,124
(Repayment) issuance of debt by joint venture, net                      (25,564)          16,635
Acquisition of treasury stock                                               (32)             (54)
Income tax benefit from exercise of stock options                            92               73
                                                                   ------------     ------------

Net cash used in financing activities                                  (166,061)         (15,812)
                                                                   ------------     ------------

Effect of exchange rate changes on cash                                 (16,332)             613
                                                                   ------------     ------------

(Decrease) increase in cash and cash equivalents                        (29,758)         108,147
Cash and cash equivalents at the beginning of the year                  308,618          200,471
                                                                   ------------     ------------

Cash and cash equivalents at the end of the year                   $    278,860     $    308,618
                                                                   ============     ============